FIRST AMENDED AND RESTATED
                          INVESTMENT ADVISORY CONTRACT

         Contract entered into this 18th day of August, 1997, between State Street Research Master Investment Trust, a Massachusetts business trust, having its principal place of business in Boston, Massachusetts (the "Trust"), and State Street Research & Management Company, a Delaware corporation, having its principal place of business in Boston, Massachusetts (the "Adviser").

                                   WITNESSETH:

         That in consideration of the mutual covenants herein contained and the performance herein required, the Trust and the Adviser hereby mutually agree as follows:

         1. Appointment of Adviser. The Trust hereby appoints and employs the Adviser to act as investment adviser for the State Street Research Investment Trust ("Fund") series of the Trust for the term, with the duties, and subject to the conditions as provided in this Contract, and the Adviser hereby accepts such appointment and employment.

         2. Duties of Adviser. The Adviser shall furnish to the Trust such management, investment advisory, statistical and research facilities and services as may be required from time to time by the Trust in operating the Fund.

         3. Allocation of Expenses.

            (a) The Adviser, at its own expense, shall furnish to the Trust suitable office space and facilities, including all necessary equipment and clerical personnel for managing the affairs and investments of the Fund, in the offices maintained by the Adviser in Boston, Massachusetts or in such other place as may be agreed on from time to time. The Adviser shall also pay the reasonable salaries and fees of the officers of the Trust and all salaries, expenses and costs connected with investment research and statistical work and the operation of the business of the Adviser.

            (b) The Fund shall pay all other expenses of the operation of the Fund, including, without implied limitation, governmental fees, Trustees' fees, interest charges, taxes, membership dues in the Investment Company Institute, fees of independent auditors, of legal counsel and of any transfer agent, registrar and dividend disbursing agent of the Trust, expenses of preparing, printing and mailing share certificates, shareholders' reports, notices, proxy statements and reports to governmental officers and commissions, brokerage expenses, insurance premiums, fees and expenses of the custodian for all services to the Fund, including safekeeping of funds and securities, keeping of books and accounts and calculation of the net asset value of shares of the Fund, expenses of shareholders meetings, and expenses relating to the issuance, registration and qualification of shares of the Fund.
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         4. Compensation of the Adviser.

            (a) For the services to be provided by the Adviser as set forth herein, the Fund shall pay to the Adviser a monthly fee as soon as practical after the last day of each calendar month, which fee shall be paid

                (1) for the one year period after approval by shareholders of the Fund and the date of this Agreement, at a rate equal to 0.41% on an annual basis of the average daily net asset value of the Fund for such month, and

                (2) thereafter, at a rate equal to, on an annual basis 0.55% of first $500,000,000 of average daily net assets, 0.50% of the next $500,000,000 of average daily net assets, and 0.45% on all average daily net assets in excess of $1,000,000,000 of the Fund for such month.

In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee for that month shall be reduced proportionately based upon the number of calendar days during which this Agreement is in effect with respect to the Fund, and the fee shall be computed based upon the average daily net asset value of the Fund during such period.

            (b) In the event that the total expenses incurred by the Fund in any fiscal year, excluding interest, taxes, brokerage commissions, extraordinary litigation costs, and expenses pursuant to the Fund's Plan of Distribution Pursuant to Rule 12b-1, but including payments to the Adviser, shall exceed 1% of the average value of the net assets (computed without deducting amounts borrowed for investment purposes) of the Fund during said fiscal year, based upon computations of such value made as of the close of business on each business day during such fiscal year, then the Adviser shall reimburse the Fund for such excess expenses by making payment to the Fund in the amount of such excess expenses within thirty days following the close of such fiscal year.

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         5. Redemption and Repurchase Fee. In consideration for handling the details connected with any redemption of shares of the Fund by a shareholder or with any repurchase of such shares from a shareholder by the Fund, the Adviser will be allowed such portion of the fee, if any, charged the shareholder for said redemption or repurchase pursuant to the provisions of the Master Trust Agreement or By-Laws of the Trust, as amended, as may be agreed on from time to time.

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         6. Covenants of the Adviser.

            (a) The Adviser covenants that it and its officers and directors shall comply with the provisions of Article X of the By-Laws of the Trust during the term of this Contract, to the extent that such provisions are applicable to them.

            (b) The Adviser covenants that during the term of this Contract each of its officers and directors, and each of its employees who is an officer or trustee of the Trust, shall keep the Secretary of the Trust advised on a monthly basis of the names of those issuers (the securities of which are owned by the Fund) in which such officer, director or employee owns more then one half of one percent (1/2 of 1%) of the outstanding shares or securities, or both (taken at market value), of such issuer.

         7. Effective Date, Duration and Termination of This Contract.

            (a) This Contract shall become effective at the commencement of business on August 18, 1997, and shall remain in effect (unless terminated as hereinafter provided) until August 18, 1998, and from year to year thereafter; provided that this Contract shall continue in effect after August 17, 1998, only so long as

                (1) such continuance is specifically approved at least annually by either (A) the Board of Trustees of the Trust, or (B) "vote of a majority of the outstanding voting securities" (as defined in Section 2(a)(42) of the Investment Company Act of 1940) of the Fund, and

                (2) the terms of this Contract are approved at least annually by the vote of a majority of the Trustees of the Trust, who are not parties to the Contract or "interested persons" of any such party (as such terms are used in Section 15(c) of the Investment Company Act of 1940), cast in person at a meeting called for the purpose of voting on such approval.

            (b) This Contract may be terminated at any time without the payment of any penalty by vote of the Board of Trustees of the Trust or by "vote of a majority of the outstanding voting securities" (as defined in Section 2(a)(42) of the Investment Company Act of 1940) of the Fund, or by the Adviser, in each case upon sixty calendar days' prior written notice to the other party to the Contract.

            (c) This Contract shall terminate automatically in the event of its "assignment" (as defined in Section 2(a)(4) of the Investment Company Act of
1940).

         8. Amendments. This Contract may be amended at any time or from time to time by an instrument in writing signed by a duly authorized officer of the Trust and by the Adviser, but no amendment to this Contract shall be effective until

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                (a)  such amendment is approved by the affirmative "vote of a majority of the outstanding voting securities" (as defined in Section 2(a)(42) of the Investment Company Act of 1940) of the Fund and

                (b) the terms of such amendments are approved by the vote of a majority of the Trustees of the Trust, who are not parties to the Contract or "interested persons" of any such party (as such terms are used in Section 15(c) of the Investment Company Act of 1940), cast in person at a meeting called for the purpose of voting on such approval.

         9. Miscellaneous Provisions.

            (a) For all purposes of this Contract the Adviser shall be deemed to be an independent contractor and not an agent of the Trust, and shall have no authority to act for or represent the Trust in any way.

            (b) The duties of the Adviser under this Contract shall not prevent the Adviser from rendering similar services to other persons, firms, trusts, corporations or other entities.

            (c) The Adviser shall not be subject to liability for any act or omission in the course of, or connected with, its performance of this Contract, except in the case of willful misfeasance, bad faith or gross negligence on the part of the Adviser, or the reckless disregard by the Adviser of its obligations and duties under this Contract.

            (d) Notices under this Contract shall be in writing and shall be addressed, and delivered or mailed postage prepaid, to the other party at such address as such other party may designate from time to time for the receipt of such notices. Until further notice to the other party, the address of each party to this Contract for this purpose shall be One Financial Center, Boston, Massachusetts 02111.

            (e) It is expressly agreed that the obligations of the Trust hereunder, and the authorization, execution and delivery to this document, shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust as individuals or personally, but shall bind only the property of the Fund, as provided in the Master Trust Agreement of the Trust. The Master Trust Agreement of the Trust provides, and it is expressly agreed, that the Fund of the Trust shall be solely and exclusively responsible for the payment of any direct or indirect debts, liabilities and obligations relating to the Fund, and that no other fund shall be responsible for the same.

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         IN WITNESS WHEREOF, STATE STREET MASTER INVESTMENT TRUST has caused this instrument to be signed in duplicate on its behalf by a duly authorized officer, and STATE STREET RESEARCH & MANAGEMENT COMPANY has caused this instrument to be signed in duplicate on its behalf by a duly authorized officer, all as of the day and year first above written.

                                                  STATE STREET RESEARCH
                                                  MASTER INVESTMENT TRUST

                                                  By: /s/ Darman A. Wing
                                                      --------------------
                                                      Darman A. Wing
                                                      Assistant Secretary


                                                  STATE STREET RESEARCH &
                                                  MANAGEMENT COMPANY

                                                  By: /s/ Gerard P. Maus
                                                      --------------------
                                                      Gerard P. Maus
                                                      Treasurer

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